Exhibit 99.1

Contact:	Clay Whitson	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD REPORTS
SECOND QUARTER EARNINGS OF $0.20 PER DILUTED SHARE

WASHINGTON, D.C. (July 23, 2002) — The Corporate Executive Board Company (CEB) (Nasdaq: EXBD) today announced financial results for the second quarter and six months ended June 30, 2002. Revenues for the second quarter increased 27.1% to $39,547,000 from $31,124,000 for the second quarter of 2001. Net income rose 40.2% to $7,589,000 from $5,413,000. Earnings per diluted share for the latest quarter were $0.20, up 33.3% from $0.15 for the comparable period in 2001.

     For the first six months of 2002, revenues were $76,570,000, a 26.9% increase from $60,339,000 for the first half of 2001. Net income grew 42.6% to $13,520,000 from $9,480,000. Earnings per diluted share for the first half of 2002 increased 38.5% to $0.36 from $0.26 for the same prior-year period. Pro forma net income for the first six months of 2002, which excludes stock option and related expenses in all periods, increased 35.8% to $13,935,000 from $10,260,000 for the first half of 2001, and pro forma diluted earnings per share increased 32.1% to $0.37 from $0.28.

     Jay McGonigle, chairman and chief executive officer of the Corporate Executive Board, commented, “We are obviously very pleased with our second-quarter performance, and with the way that the CEB franchise has performed in a challenging economic environment across the first half of 2002. Our key growth metrics are on track, with a cross-sell ratio of 2.51 at quarter end, solid new customer growth, and price increases in-line with expectations. We are particularly excited to welcome companies like Bertelsmann AG, Fiserv, Massachusetts Institute of Technology, Sunoco and Timberland to our membership ranks. Our network of over 1,800 large companies around the world, our focus on the most urgent needs of senior executives across multiple functions, and our position as the low cost provider of critical decision support tools and information all work together to underpin this success.

     “Today, we are also delighted to announce the launch of our newest research program: the Market Research Executive Board (MREB). This program is the first extension of our strong Sales and Marketing Practice. As always, the program design and inaugural research agenda reflect the guidance of a stellar group of charter advisors; including senior executives from British Telecom, Colgate-Palmolive, Hershey Foods, Merck, Nabisco, Sabre and Time Inc. The

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EXBD Announces 2nd Quarter Results

July 23, 2002

MREB is the second of the three to four new program launches we have planned for 2002, and brings our total number of research programs to twenty.”

Outlook for Fiscal 2002

The following statements summarize the Company’s guidance for fiscal 2002.

The Company reiterated comfort with its target for annual growth in revenues of a minimum of 25% and continued modest expansion in the pro forma operating margin to its target annual range of 25 – 30%. As in the past, the pro forma operating margin may fluctuate on a quarterly basis.

For 2002, the Company expects other income of approximately $6.0 – $6.5 million, an effective income tax rate of approximately 38%, and diluted weighted shares outstanding of approximately 37.5 – 38.0 million.

For the third and fourth quarters of 2002, the Company remains comfortable with revenues of a minimum of $40.8 and $43.2 million, respectively, and pro forma earnings per diluted share of $0.20 and $0.21, respectively.

Clay Whitson, CFO, to Leave CEB; Tim Yost Named CFO Effective September 3, 2002

The Company also announced that Clay Whitson, Chief Financial Officer, will leave the CEB on October 1st. Mr. Whitson has been the CFO since 1998. He plans to return to Nashville, TN, and to the credit card payments industry. Mr. Whitson will remain in his position until September 3rd, and with the firm until October 1st, in order to assist in the smooth transition of his responsibilities. The company named Tim Yost, currently the firm’s Senior Finance Director, as CFO, effective September 3rd. The company also named James Edgemond to the position of Treasurer and Secretary, in addition to his Controller function, effective September 3rd.

“Clay has done an excellent job in his four years on the CEB leadership team,” said Jay McGonigle, Chairman and CEO. “As CFO, he has guided us through our first 14 quarters as a public company, helped the firm consistently to meet or exceed our stated targets, and been a valued contributor to firm strategy. We wish him great success in his new endeavor, and he and his family all the best in their return to Nashville.”

McGonigle continued, “We are delighted to announce that Tim Yost will be succeeding Clay as our CFO. Tim has been Clay’s right hand for several years and has been instrumental in our growth strategy, business unit management, and success as a public company. Tim and I have worked closely together for many years, and I am very confident in his leadership of the CEB Finance team. The firm’s ability to promote from within for this position is testimony to the quality of our leadership bench and strong focus on recruiting, retaining and developing the best people at the CEB.”

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EXBD Announces 2nd Quarter Results

July 23, 2002

Mr. Whitson added, “This was an incredibly difficult decision. Were it not for the unique confluence of the chance to return to Nashville and to the credit card payments industry at the same time, I would have welcomed the chance to remain with the CEB. We have the luxury of a deep bench of talent in many parts of the firm – not least the Finance function. I am delighted that Tim Yost, whom we have been grooming for a leadership role, will be my successor. I leave knowing that the firm is in a very strong position, and that CEB financial management is in very capable hands.”

Mr. Yost joined the CEB in January 1997, and has held a variety of positions in the Finance Group. He has managed most of the firms’ Finance operations for the past two years, including the firm’s planning, budgeting and several accounting functions. Mr. Yost has a Finance degree from Loyola College, and a Masters in Finance from George Washington University.

James Edgemond, the firm’s Controller, will also assume the Treasurer and Secretary role, reporting to Mr. Yost. Mr. Edgemond, a CPA, has an Accounting degree from James Madison University and was a former Senior Manager at KPMG. Mr. Edgemond joined the CEB Finance Group in 1998 as Corporate Controller.

* * * * * * * * * * * * * * ** * *

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, our inability to know in advance if new products will be successful, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, restrictions on selling our products and services to the health care industry, continued consolidation in the financial institution industry which may adversely impact our business, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to litigation related content, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect the estimated income tax rate, our ability to use our existing deferred tax assets, and possible volatility of stock price. These factors are discussed more fully in the 2001 annual report on Form 10-K that the Company filed with the Securities and Exchange Commission in February 2002. The forward-looking statements in this press release are made as of July 23, 2002 and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 1,800 of the world’s largest and most prestigious corporations, including over 70% of the Fortune 500. These services are

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EXBD Announces 2nd Quarter Results

July 23, 2002

provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 180,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Revenues	$39,547	$31,124	$76,570	$60,339
Net income	$7,589	$5,413	$13,520	$9,480
Basic earnings per share	$0.20	$0.16	$0.37	$0.29
Diluted earnings per share	$0.20	$0.15	$0.36	$0.26
Weighted average shares outstanding:
Basic	37,042	34,557	36,292	33,200
Diluted	38,104	36,720	37,611	36,081
Pro forma:(1)
Net income	$7,617	$5,512	$13,935	$10,260
Diluted earnings per share	$0.20	$0.15	$0.37	$0.28

(1)	Excludes stock option and related expenses.

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EXBD Announces 2nd Quarter Results

July 23, 2002

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights
(in thousands, except per share data)

		Three Months Ended			Six Months Ended
	Selected	June 30,		Selected	June 30,
	Growth			Growth
	Rates	2002	2001	Rates	2002	2001

Contract Value (at period end)	27.7%	$152,204	$119,171
Statements of Income
Revenues	27.1%	$39,547	$31,124	26.9%	$76,570	$60,339
Cost of services		13,016	10,909		26,533	22,152

Gross profit		26,531	20,215		50,037	38,187
Member relations and marketing		9,866	7,432		18,974	13,922
General and administrative		4,606	4,015		8,827	7,896
Depreciation		1,385	1,002		2,589	1,923
Stock option and related expenses		45	160		668	1,258

Income from operations	39.7%	10,629	7,606	43.9%	18,979	13,188

Other income, net		1,612	1,124		2,829	2,102

Income before provision for income taxes		12,241	8,730		21,808	15,290
Provision for income taxes		4,652	3,317		8,288	5,810

Net income	40.2%	$7,589	$5,413	42.6%	$13,520	$9,480

EPS-basic		$0.20	$0.16		$0.37	$0.29
EPS–diluted	33.3%	$0.20	$0.15	38.5%	$0.36	$0.26
Pro forma income from operations(1)	37.4%	$10,674	$7,766	36.0%	$19,647	$14,446
Pro forma net income(1)	38.2%	$7,617	$5,512	35.8%	$13,935	$10,260
Pro forma EPS–basic(1)		$0.21	$0.16		$0.38	$0.31
Pro forma EPS-diluted(1)	33.3%	$0.20	$0.15	32.1%	$0.37	$0.28
Weighted average shares outstanding
Basic		37,042	34,557		36,292	33,200
Diluted		38,104	36,720		37,611	36,081
Percentages of Revenues
Gross profit		67.1%	64.9%		65.3%	63.3%
Member relations and marketing		24.9%	23.9%		24.8%	23.1%
General and administrative		11.6%	12.9%		11.5%	13.1%
Pro forma income from operations(1)		27.0%	25.0%		25.7%	23.9%
Pro forma net income(1)		19.3%	17.7%		18.2%	17.0%

(1)	Excludes stock option and related expenses.

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EXBD Announces 2nd Quarter Results

July 23, 2002

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2002	Dec. 31, 2001

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,023	$48,271
Marketable securities	15,153	35,735
Membership fees receivable, net	24,693	42,011
Deferred income taxes, net	23,792	19,881
Deferred incentive compensation	3,379	4,216
Prepaid expenses and other current assets	3,431	3,042

Total current assets	94,471	153,156

Deferred income taxes, net	47,542	38,639
Marketable securities	137,214	48,463
Property and equipment, net	16,546	17,260

Total assets	$295,773	$257,518

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$9,855	$10,683
Accrued incentive compensation	5,904	6,387
Deferred revenues	84,801	94,683

Total current liabilities	100,560	111,753

Other liabilities	2,379	1,781

Total liabilities	102,939	113,534

Total stockholders’ equity	192,834	143,984

Total liabilities and stockholders’ equity	$295,773	$257,518

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EXBD Announces 2nd Quarter Results

July 23, 2002

THE CORPORATE EXECUTIVE BOARD COMPANY
STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,520	$9,480
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	2,589	1,923
Deferred income taxes	8,288	5,810
Stock option repurchases	—	(3,140)
Stock option and related expenses	—	186
Amortization of marketable securities premiums, net	638	429
Changes in operating assets and liabilities:
Membership fees receivable, net	17,318	13,932
Deferred incentive compensation	837	244
Prepaid expenses and other current assets	(389)	276
Accounts payable and accrued liabilities	(956)	1,805
Accrued incentive compensation	(483)	(1,207)
Deferred revenues	(9,882)	(5,111)
Other liabilities	598	263

Net cash flows provided by operating activities	32,078	24,890

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(1,875)	(4,063)
Purchase of marketable securities, net	(66,864)	(36,648)

Net cash flows used in investing activities	(68,739)	(40,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	11,960	12,287
Proceeds from the issuance of common stock under the Employee stock purchase plan	325	371
Reimbursement of common stock offering costs	300	375
Payment of common stock offering costs	(172)	(375)

Net cash flows provided by financing activities	12,413	12,658

NET DECREASE IN CASH AND CASH EQUIVALENTS	(24,248)	(3,163)
Cash and cash equivalents, beginning of period	48,271	19,493

Cash and cash equivalents, end of period	$24,023	$16,330

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